EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Duke Realty Corporation and

The Partners of

Duke Realty Limited Partnership:

We consent to the use of our report dated February 19, 2016 with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2015, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein.

We consent to the use of our report dated February 19, 2016 with respect to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2015, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

July 28, 2016